Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Nick Tomashot Chief Financial Officer (614) 748-1150 nick.tomashot@pinnacle.com

PDSi Reports Second Quarter 2011 Results, Including

Record Quarterly Service Revenue

COLUMBUS, Ohio – July 27, 2011 – Pinnacle Data Systems, Inc. (“PDSi”) (NYSE Amex: PNS) today reported its financial results for the three months ended June 30, 2011.

John D. Bair, Chairman of the Board, President and Chief Executive Officer, stated, “We continue to realize excellent growth in our Service business where we have added new programs, customers and capability both in our U.S. and international operations. This growth has allowed PDSi to return to sustained profitability, generated a positive cash balance and provided some level of funding as we work to grow our Embedded Computing and Integrated / ODM Computing Solutions businesses. While we have not generated the level of revenue and profitability growth we would like in the Product business, we have made significant progress in positioning ourselves for growth, including our recently announced OEM agreement with IBM.”

Total sales were $6.8 million for the 2011 second quarter, up 6% compared to the first quarter of 2011, marking the third sequential quarter of revenue growth. Timothy J. Harper, Chief Operating Officer, added, “Our second quarter Service revenue of $4.7 million shattered the previous quarterly Service revenue record of just under $4 million that we set in Q3 2010. By any measure, our Service revenue growth has been phenomenal, with first half 2011 Service revenue up $2.3 million, or 39%, compared to 2010.”

The $0.2 million profit, or $0.02 per diluted share, for the second quarter included a net $0.1 million, or $0.01 per share, income tax expense associated with the finalization of the amended federal and state tax returns for prior years impacted by the research and development (“R&D”) tax credit study. In Q4 2010 and Q1 2011, the Company recorded a $0.8 million cumulative benefit for these credits, net of a reserve for uncertain tax positions.

Cash generated from operations was $1.0 million, the tenth sequential quarter with positive operating cash flow. The Company did not utilize its line of credit during the quarter, and cash on hand at the end of June was $1.3 million, up $0.8 million compared to the end of March.

Financial Results

Net Income

Net income for the second quarter of 2011 was $0.2 million, or $0.02 per diluted share. This compares to $0.3 million, or $0.04 per diluted share, for the same quarter last year. The second quarter of 2011 was impacted by a nonrecurring net $0.1 million, or $0.01 per share, income tax expense related to the R&D tax credit study mentioned previously.

Sales

Total sales declined 14% to $6.8 million for the 2011 second quarter from $8.0 million for the same quarter a year ago. Second quarter Product sales declined 55% to $2.2 million in 2011 from $4.8 million in 2010. This decline primarily was attributable to significantly lower sales to telecom and defense OEMs that had very strong activity in the first half of 2010, along with declines at larger imaging and other OEM customers that had occurred over the course of 2010. Service sales increased $1.5 million, or 49%, to $4.7 million for the 2011 second quarter, with the growth attributable to the ramp of business in the U.S. and EMEA for both new customers and new programs within existing customers.

Gross Profit

Gross profit was flat at $2.2 million for the 2011 second quarter compared to same quarter last year. Gross margin as a percentage of revenue improved compared to last year from 28% to 33%. The gross margin improvement on lower year-on-year total sales largely was attributable to the growth of higher margin Service segment revenue. Within the Service segment, margins as a percentage of revenue improved from 40% to 42%, driven by improved operating leverage on increased sales. Product gross margin declined compared to the prior year because of the reduced sales.

Operating Expenses

Operating expenses were up slightly to just under $1.9 million for the 2011 second quarter from more than $1.8 million a year ago, reflecting investments in personnel necessary to support and grow the business.

Interest Expense

Interest expense for the 2011 second quarter was reduced to zero from $18,000 the same quarter last year. The Company did not use its line of credit during the quarter, compared to an average balance of approximately $1 million during the prior year second quarter.

Recent PDSi Highlights

•

PDSI recently announced that it has entered into an OEM agreement with IBM. This agreement provides the Company access to market leading technologies that can be leveraged across all three target markets to develop Products and Services designed for the demanding requirements of the telecommunications, defense, medical and ruggedized industrial markets.

•

Service revenue of $4.7 million for Q2 2011 was the all-time record quarterly Service revenue for PDSi. This reflects the continued strong growth of this business, with year-to-date Service revenue up 39% compared to the first half of 2010.

Conference Call

PDSi will host a conference call on Thursday, July 28, 2011, at 11:00 a.m. EDT. John D. Bair, President, Chief Executive Officer, and Chief Technology and Innovation Officer; Timothy J. Harper, Chief Operating Officer; and Nicholas J. Tomashot, Chief Financial Officer, will discuss the 2011 second quarter results.

The telephone number to participate in the conference call is (877) 485-3107. A slide presentation will be referenced during the call, which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Investor Relations” and then “Conference Calls.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of Electronics Repair and Reverse Logistics Services, ODM/OEM Integrated Computing Services, and Embedded Computing Products and Design Services for the Diversified Computing, Telecom, Imaging, Defense/Aerospace, Medical, Semiconductor and Industrial Automation markets. PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and/or specialized production capabilities. With facilities in the U.S., Europe and Asia, we ensure seamless support for solutions all around the world.

More than just an ODM, integrator or reverse logistics provider, PDSi’s engineering, technical and operational capabilities span the entire product lifecycle allowing us to better understand and develop custom solutions for each of our customer’s unique requirements. Our product capabilities range from board-level designs to globally certified, fully integrated systems, specializing in long-life computer products and unique, customer-centric solutions. Our capability to perform higher-level repair services in-region allows us to customize solutions for our customers so that they can deliver world-class service levels to their customers with reduced logistics, component replacement and inventory costs.

“PDSi puts computer technologies to work for our customers.”

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement

Portions of this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the year ending December 31, 2011. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

•

changes in general economic conditions, including prolonged or substantial economic downturn, and any related financial difficulties experienced by original equipment manufacturers, end users, customers, suppliers or others with whom the Company does business;

•	changes in customer order patterns;

•	changes in our business or our relationship with major technology partners or significant customers;

•	failure to maintain adequate levels of inventory;

•	production components and service parts cease to be readily available in the marketplace;

•	lack of adequate financing to meet working capital needs or to take advantage of business and future growth opportunities that may arise;

•	inability of cost reduction initiatives to lead to a realization of savings in labor, facilities or other operational costs;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	lack of success in technological advancements;

•	inability to retain certifications, authorizations or licenses to provide certain products and/or services;

•	risks associated with new business practices, processes and information systems;

•	impact of judicial rulings or government regulations, including related compliance costs;

•	disruption in the business of suppliers, customers or service providers due to adverse weather, casualty events, technological difficulty, acts of war or terror, or other causes;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; and

•	other factors from time to time described in the Company’s filings with the United States Securities and Exchange Commission (“SEC”).

The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$1,292	$465
Accounts receivable, net of allowance for doubtful accounts of $109 and $106, respectively	4,784	4,469
Inventory, net	2,698	3,226
Deferred income taxes	806	762
Other current assets	374	492

Total current assets	9,954	9,414

Property and equipment, net	934	685
Goodwill	830	767
Deferred income taxes	1,200	929
Other assets	179	193

TOTAL ASSETS	$13,097	$11,988

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$—	$273
Accounts payable	1,786	1,404
Accrued wages, payroll taxes and employee benefits	552	581
Unearned revenue	168	30
Other current liabilities	576	743

Total current liabilities	3,082	3,031

Other liabilities	491	296

TOTAL LIABILITIES	3,573	3,327

STOCKHOLDERS’ EQUITY
Common stock	5,793	5,790
Additional paid-in capital	2,000	1,962
Accumulated other comprehensive income (loss)	(3)	(90)
Retained earnings	1,734	999

Total stockholders’ equity	9,524	8,661

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,097	$11,988

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

Sales	$6,821	$7,968	$13,226	$16,780
Cost of sales	4,577	5,733	8,899	12,396

Gross profit	2,244	2,235	4,327	4,384
Operating expenses	1,895	1,835	3,719	3,563

Income from operations	349	400	608	821
Other expense
Interest expense	—	18	1	41

Income before income taxes	349	382	607	780
Income tax expense (benefit)	169	82	(128)	171

Net income	$180	$300	$735	$609

Weighted average common shares outstanding:
Basic	7,867	7,826	7,866	7,825
Diluted	8,156	7,966	8,173	7,891

Earnings per common share:
Basic	$0.02	$0.04	$0.09	$0.08
Diluted	0.02	0.04	0.09	0.08

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Six Months Ended June 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$735	$609

Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	28	(32)
Inventory reserves	132	135
Depreciation and amortization	174	201
Provision (benefit) for deferred income taxes	(315)	—
Share-based payment expense	38	24
(Increase) decrease in assets:
Accounts receivable	(299)	953
Inventory	410	550
Other assets	98	202
Increase (decrease) in liabilities:
Accounts payable	392	(907)
Unearned revenue	138	195
Other liabilities	(249)	(233)

Total adjustments	547	1,088

Net cash provided by operating activities	1,282	1,697

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(176)	(22)

Net cash used in investing activities	(176)	(22)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(273)	(2,184)
Net change in outstanding checks	(45)	303
Other	12	36

Net cash used in financing activities	(306)	(1,845)

EFFECT OF EXCHANGE RATE ON CASH	27	(18)

INCREASE (DECREASE) IN CASH	827	(188)
Cash at beginning of period	465	323

Cash at end of period	$1,292	$135

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY:
Acquisitions of equipment through capital lease	$196	$40

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